Exhibit 10.2

ACKNOWLEDGEMENT OF FORM MASTER LICENSE AGREEMENT
On this 8th day of February, 2015, SH FRANCHISING & LICENSING, LLC, a New York limited liability company, and Southern Hospitality Licensee, LLC a Colorado limited liability company, acknowledge and agree that the following form Master License Agreement, which is attached hereto as Attachment 1, is the approved form of the parties. The parties further agree that they will not alter such form Master License Agreement without the prior written consent of the other party.

COMPANY:

SH FRANCHISING & LICENSING, LLC

By:  /s/ Nelson Braff
Name:  Nelson Braff
Title: Member

LICENSEE:

Southern Hospitality Licensee, LLC

By:  /s/ Mitchell Roth
Name:  Mitchell Roth
Title:  President

ATTACHMENT 1

MASTER LICENSE AGREEMENT

SOUTHERN HOSPITALITY BBQ MASTER LICENSE AGREEMENT

(LIMITED SERVICE MODEL)

Address:          N/A

Site#:          N/A

SOUTHERN HOSPITALITY BBQ MASTER LICENSE AGREEMENT

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EXHIBITS:

Exhibit A	Location
Exhibit B	Currently Authorized Trademarks and Service Marks
Exhibit C	Company’s Proprietary Products
Exhibit D	Licensee’s Acknowledgment
Exhibit E	Mutual Confidentiality Agreement

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SOUTHERN HOSPITALITY BBQ
MASTER LICENSE AGREEMENT
(Limited Service Model)

THIS SOUTHERN HOSPITALITY BBQ MASTER LICENSE AGREEMENT (“Agreement”) is made between SH FRANCHISING & LICENSING, LLC, a New York limited liability company (hereinafter, “Company”), and Southern Hospitality Licensee, LLC, a Colorado limited liability company (hereinafter, “Licensee”). The Agreement is dated February 8, 2015 (the “Effective Date”).
RECITALS:
WHEREAS, Company and Licensee have and/or intend to expend significant time, effort and money to develop a distinctive system relating to the establishment and operation of a limited service restaurant model, featuring a specialized menu of barbecued meats, sandwiches, sides, salads and desserts, as well as other food and beverage items (hereinafter referred to as “System”); and
WHEREAS, the System expressly includes recipes and menu items, operations manuals, design plans, business plans, customer and supplier lists, equipment specifications, and cooking methods; and
WHEREAS, Company owns or has the right to use or sublicense or promote certain trade names, service marks, trademarks, domain names, celebrity affiliations, logos, emblems, and indicia of origin, including but not limited to, the mark “SOUTHERN HOSPITALITY” and such other trade names, service marks, trademarks, logos and indicia of origin that may be designated by Company in the future (hereinafter referred to as “Marks”); and
WHEREAS, the definition of “System” expressly excludes any right, title or interest in the Marks except for the limited license granted pursuant to this Agreement; and
WHEREAS, Company continues to develop, use and control the use of such Marks in order to identify for the public the source of services and products marketed under the Marks; and

WHEREAS, Licensee desires to enter into the business of operating up to five (5) restaurants (each a “Restaurant”) under the System and to obtain a license from Company to use the Marks in connection therewith; and
WHEREAS, Licensee understands and acknowledges the importance of maintaining Company’s high standards of quality, cleanliness, appearance and service and the necessity of operating the business licensed under this Agreement in conformity with Company’s standards and specifications and protecting any proprietary information provided to Licensee under this Agreement; and
WHEREAS, Licensee acknowledges that Licensee has conducted an independent investigation of the business contemplated by this Agreement and understands and acknowledges that the nature of the business conducted by Company may evolve and change over time, that an investment in a Restaurant involves business risks and that the success of the business is largely dependent upon the business abilities and efforts of Licensee; and
WHEREAS, Licensee acknowledges that Licensee has not received or relied upon any representation, warranty, or guaranty, express or implied, as to the income, sales volume, earnings, expenses, revenues, profits or success of Southern Hospitality restaurants or the business contemplated by this Agreement;
NOW, THEREFORE, the parties, in consideration of the undertakings and commitments set forth in this Agreement, agree as follows:
1.           GRANT OF LICENSE
1.1  Company grants to Licensee, upon the terms and conditions contained in this Agreement, the right to use and do business under the System and the Marks at locations (each a “Location”) mutually agreed to between Company and Licensee in the metropolitan areas of Denver, Colorado and Colorado Springs, Colorado (the “Territory”). This Agreement shall be executed for each Restaurant that Licensee develops in the Territory. The license permits Licensee to operate a Restaurant solely at the Location approved in advance in writing by Company, and to use the Marks solely in connection with that Restaurant.
1.2  This Agreement confers no sublicensing rights upon Licensee or the right to develop or operate a Restaurant under the Marks anywhere in the world except within the Territory.

1.3  This Agreement requires licensees to open a minimum of three (3) Restaurants under the Marks in the Territory, but in a number not to exceed five (5) Restaurants in the Territory on or before eighteen (18) months from the Effective Date. Company is not obligated to grant Licensee the right to open any Restaurants under the Marks in the Territory or elsewhere beyond the five (5) Restaurants specified in this paragraph. Provided, however, if Company refuses to permit Licensee to open more than five (5) Restaurants under the Marks after written request from Licensee, and Company utilizes the System, which is co‑owned by Company and Licensee as further set forth in Section 1.4 below, Company will pay Licensee a fee of $2,500 for each restaurant where the System is used up to a maximum of $250,000 (after which no additional compensation will be due to Licensee).
1.4  Co-Ownership of the System. The System shall be considered jointly-owned and developed by Company and Licensee, and each of Company and Licensee shall both have the right, without compensation to or approval from the other (except as provided in Section 1.3 above), to independently use, license, sublicense and convey each party’s ownership interest in the System.
1.5  Licensee acknowledges that this license is non‑exclusive, as described below:
1.5.1  At any time, Company may operate, or license others to operate, Restaurants under the Marks outside of the Territory.
1.5.2  After this Agreement expires or is terminated, Company may operate, or license others to operate, Restaurants under the Marks within the Territory.
1.6  Licensee acknowledges and agrees that Company may modify and update the Marks, in its sole discretion. Licensee acknowledges and agrees that Company may enter into co-branding relationships, marketing agreements, and other strategic alliances with other companies or entities, all of which may result in changes to the Marks. As the Marks change, Licensee may be required to purchase new equipment and/or signage, and make other investments in the Licensed Business. Licensee understands and agrees that it must develop and operate the Restaurant in accordance with the System and Marks, as they are modified, updated, improved and changed from time to time.
1.7  Termination or expiration of this Agreement at a particular Location constitutes a termination or expiration of the license and any and all licenses granted under this Agreement at such Location.

2.           TERM AND RENEWAL
2.1  Except as otherwise provided herein, the Term of the License or the Marks for each Restaurant expires at the earlier of fifteen (15) years from the effective date for each Restaurant as shown in Exhibit A, or upon expiration or termination of Licensee’s right to remain in possession of, or operate, a Restaurant at the Location (“Initial Term”).
2.2  Company grants to Licensee an option to enter into a new license agreement for the Marks to each Restaurant for one (1) additional consecutive term of five (5) years or a shorter term that is coterminous with the term of the lease for the Location, subject to the following conditions:
2.2.1  Not less than twelve (12) months or more than eighteen (18) months before the end of the Initial Term, Licensee must have given Company written notice of Licensee’s election to exercise the option. If Licensee does not provide timely written notice of its election to exercise the option, Licensee will be deemed to have waived the option.
2.2.2  Licensee must sign Company’s then‑current form of license agreement, which will supersede this Agreement in all respects. The terms of that license agreement may differ from the terms of this Agreement. Excluded from differences shall be remuneration due to Company by Licensee, which is to be limited to two and one half percent of gross sales, subject to Section 3.2. Further fees such as, but not limited to, marketing, advertising or module fees shall be excluded from future agreements.
2.2.3  Licensee must confirm to Company that Licensee has the right to remain in possession of the Location for the entire additional term of the license.
2.2.4  Licensee must complete such renovation, modernization and improvement of the Restaurant premises and fixtures, furniture and equipment as Company may reasonably require. Such work may include, without limitation, replacement or addition of signs, equipment, furnishings, fixtures, finishes and décor items, and redesign of the layout of the Restaurant, to reflect the then‑current standards and image of the Southern Hospitality fast casual concept. The work must be substantially completed before the new license agreement is signed.

2.2.5  Licensee must not be in default beyond the cure period under any provision of this Agreement, any amendment or successor to this Agreement, or any other agreement between Licensee and Company.
2.2.6  Licensee must have timely met all monetary obligations to Company and its Affiliates. The term “Affiliate” means any entity that owns, is owned by, or is under common ownership with, the entity being referenced.
2.2.7  Licensee must not have received a notice of default more than three (3) times during the Initial Term; however, regardless of the number of prior notices of default, Company will not be obligated to grant a new license if, in its opinion, Licensee has not substantially complied with all of the terms and conditions of this Agreement or any other agreement between Licensee and Company.
2.2.8  The parties agree that the renewal of this Agreement indicates that that each party has substantially fulfilled their respective obligations during the Initial Term.
2.3  If Company chooses not to renew the license, Company will provide Licensee written notice stating the reasons for such refusal, no later than ninety (90) days before the expiration of the Initial Term of the license.
3.          LICENSE FEE AND ROYALTIES
3.1  Licensee shall pay Company an initial license fee of $0 for each of the first five (5) Restaurants opened pursuant to this Agreement.
3.2  During the term of this Agreement, Licensee will owe to Company a continuing monthly royalty fee equal to $2,500 or two and one half percent (2.5%) of Gross Sales from a Restaurant, whichever is greater (the “Royalty”). The Royalty will be payable to Company no later than the tenth (10th) day of a month based on Gross Sales from the prior month. Licensee will pay the Royalty in the form and manner directed by Company from time to time. The base minimum monthly royalty shall be subject to an upward adjust of 3% during each year of the Term or Renewal Term, as the case may be.
3.3  Any payment not actually received by Company on or before its due date will be deemed overdue. If any payment is overdue, Licensee must pay Company, in addition to the overdue amount, interest on such amount from the date it was due until paid, at the rate of eighteen percent (18%) per annum, or the maximum rate permitted by law, whichever is less. Company will be entitled to such interest in addition to any other remedies it may have.

3.4  “Gross Sales” includes all revenue from the sale of all food, beverage and products, and all other income of every kind and nature related to the Restaurant, including proceeds from business interruption insurance, and revenue from off-site events, whether for cash or credit and, in the case of credit, regardless of collection. “Gross Sales” does not include any sales taxes or other taxes collected from customers by Licensee for transmittal to the appropriate taxing authority or customer refunds.
4.          SITE ACCEPTANCE
Any proposed site in the Territory is subject to the mutual agreement of Company and Licensee. If a site for the Restaurant has not been agreed upon by the parties by the time this Agreement is signed, a site must be selected in accordance with the following provisions. Upon acceptance by Company, the site will be described in Exhibit A to this Agreement, and become the Location.
4.1  Before signing a lease for the Restaurant, Licensee must obtain Company’s acceptance of the site. No site will be deemed accepted unless it has been expressly accepted in writing by Company. The acceptance or disapproval of any site submitted by Licensee will be at the sole discretion of Company.
4.2  Neither Company’s examination or acceptance of a site, nor any information communicated to Licensee regarding the site, constitute a representation, guaranty or warranty, express or implied, of the successful operation of any restaurant at such location.
5.          CONSTRUCTION OF RESTAURANT
5.1  In the course of designing the Restaurant, Licensee must comply with all of the following requirements:
5.1.1  Licensee must employ a qualified, licensed architect and/or engineer.
5.1.2  Because the design of the Restaurant is crucial to the success of the Restaurant, Licensee must adhere to all design standards for the Restaurant as they change from time to time. Licensee shall only use trade dress, furniture, fixtures and equipment as preapproved by Company and specified in writing. Company recommends, but does not require Licensee to engage the services of Roy Nachum for design. If Licensee elects not to engage Roy Nachum for design services, Licensee and Company, collectively, shall pay the sum of $4,500 for each Restaurant in which he is not engaged for services with each party contributing 50% of the fee.

5.1.3  Licensee must obtain or prepare a schematic layout of the Restaurant site, which is subject to approval by Company. Licensee, at Licensee’s own expense, shall hire an architect or other independent contractor to prepare one. Licensee understands and agrees that Licensee bears sole responsibility for verifying the critical dimensions. Company has no liability for any consequences that may arise from any inaccuracy in the dimensions provided by Licensee or Licensee’s architect.
5.1.4  Licensee must provide to Company a schedule setting forth in detail the expected date on which Licensee will: (a) deliver the final construction plans for the Restaurant; (b) receive all necessary building permits; and (c) complete construction of the Restaurant.
5.1.5  Licensee’s architect and engineer must prepare construction plans for the site improvements based upon the schematic layout.
5.1.6  Licensee must submit the construction plans, including all engineering plans, to Company for written approval. Company may withhold approval of any construction plans in its sole discretion. Once approved by Company, such final plans must not thereafter be changed or modified without the prior written permission of Company. Company’s examination and approval of plans, or any information communicated to Licensee regarding the plans, does not constitute a representation, guaranty or warranty, express or implied, of the successful construction, operation or profitability of any restaurant. Such examination, approval and information indicate only that Company believes that the plans meet Company’s minimum criteria as they existed at the time of the evaluation.
5.1.7  Licensee must obtain all zoning classifications and clearances that may be required by state or local laws, ordinances or regulations, or that may be necessary or advisable due to any restrictive covenants relating to Licensee’s location.
5.2   Before beginning any construction of the Restaurant, Licensee must comply with all of the following requirements:

5.2.1  Licensee must engage a qualified, licensed general contractor to construct the Restaurant and to complete all site improvements.
5.2.2  Licensee must obtain the insurance required under Section 19 of the License Agreement, and maintain that insurance during the entire period of construction.
5.2.3  Licensee must obtain all permits and certifications required for the lawful construction of the Restaurant and, upon the request of Company, must certify in writing that all such permits and certifications have been obtained, or submit copies of such permits and certificates to Company.
5.3  At the time construction is completed, Licensee must comply with the following requirements:
5.3.1  Licensee must obtain all customary contractors’ sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services.
5.3.2  Licensee must obtain all permits and certifications required for the lawful operation of the Restaurant, including but not limited to, a certificate of occupancy and health permits and, to the extent applicable, licenses to sell alcoholic beverages. Licensee must certify in writing, upon the request of Company, that all such permits and certifications have been obtained, or submit copies of such permits and certificates to Company.
5.3.3  Licensee must notify Company of the date of completion of construction. Licensee understands and acknowledges that Licensee may not open the Restaurant for business unless it receives the authorization of Company. Licensee further understands and agrees that Company’s authorization to open will be conditioned upon Licensee’s strict compliance with the specifications of the approved final plans and with the standards of the System. Company may not unreasonably prevent Licensee from opening for business, and may only do so on the grounds that the licensed business would have a material negative impact on Company or other licensed businesses. An example of the type of action this section is meant to prevent would be Licensee selling pizza.
6.          TIMING OF OPENING
Licensee must open the Restaurant within the following time lines. The parties agree that time is of the essence in the opening of the Restaurant.

6.1  Licensee must open the Restaurant for business within fifteen (15) days after the date of the approval of Company described in Subsection 5.3.3.
6.2  Licensee must open the Restaurant in compliance with all standards and specifications of Company within six (6) months after the execution of this Agreement, or as otherwise specified in writing.
7.         TRAINING
Company is not obligated to provide training of any kind to Licensee of its management or employees before or after the Restaurant opens for business to the public. Company may provide training and such other refresher courses, seminars and training programs as it, in its sole discretion, deems necessary or desirable, at the expense of Company..
8.         BRANDING AND PUBLIC RELATIONS ASSISTANCE
Company will provide to Licensee, from time to time, branding and public relations assistance and, as Company deems advisable, advice and written materials concerning techniques of managing and operating the Licensed Business, including new developments and improvements in restaurant equipment, food products, packaging and preparation.
9.         OPERATIONS AND MAINTENANCE OF RESTAURANT
9.1  Licensee understands and agrees that every detail of the Licensed Business is important to Licensee, Company, and other licensees in the effort to develop and maintain high operating standards, to increase the demand for the services and products sold under the Marks, and to protect the reputation and goodwill of Company. To ensure that the highest degree of quality and service is maintained, Licensee must operate the Restaurant in conformity with such methods, standards and specifications as Company may from time to time prescribe, including the following:
9.1.1  Licensee must use the Restaurant premises solely for the operation of the Licensed Business, and must not use, or permit the use of, the premises for any other purpose or activity at any time.
9.1.2  Licensee will obtain a liquor license to sell beer, wine and spirits at the Restaurant.

9.1.3  Licensee may accept such credit card, debit card, gift card/loyalty card (if possible and at a reasonable cost to Licensee); check verification, and electronic fund transfer as payment. Licensee may accept such methods of payment that Company authorizes or approves, which authorization or approval will not be unreasonably withheld, delayed, or conditioned.
9.1.4  Licensee must keep the business open and in normal operation for such hours and days as agreed upon between Licensee and Company.
9.2  After this Agreement has been in effect for five (5) years, Company may require Licensee to complete such renovation, modernization and improvement of the Restaurant premises and fixtures, furniture and equipment as Company may reasonably require. Such work may include, without limitation, replacement or addition of signs, equipment, furnishings, fixtures, finishes and décor items, both interior and exterior, and redesign of the layout of the Restaurant, to reflect the then-current standards and image of the then current Southern Hospitality fast casual concept.
10.         COMPUTER AND POINT OF SALE SYSTEMS
Company acknowledges and agrees that Licensee may use a point of sale system of its choosing, but must allow for electronic polling of such system by Company.
11.         INGREDIENTS, MATERIALS, SUPPLIES AND SUPPLIERS
11.1  Licensee must offer and sell in the Restaurant all proprietary food items, ingredients, supplies, materials and other products (collectively “Proprietary Products”) that Company from time to time requires or authorizes, and Licensee may not offer or sell any other products or services without Company’s written approval. Such Proprietary Products are provided on Exhibit C. Company may make reasonable modifications to Exhibit C to reflect current specifications and/or standards from time to time. Any food items, ingredients, supplies, materials and other products that are not included on Exhibit C shall be deemed as “Generic Products.” For the avoidance of doubt, Generic Products shall include those food items, ingredients, supplies, materials and other products that Licensee must offer and sell in the Restaurant that must meet Company’s specifications for the same. Company agrees that Licensee may purchase Generic Products from its own local or regional suppliers, manufacturers, and/or distributors so long as such Generic Products meet the applicable standard and specifications prescribed by Company from time to time, if any, provided that Company is satisfied that they meet Company’s food safety standards. Company agrees that Licensee shall have the right to receive and keep rebates or discounts on the purchase of such Generic Products from Licensee’s suppliers, manufacturers, and/or distributors.

11.2  Licensee must purchase all Proprietary Products used or offered for sale at the Restaurant solely from suppliers, distributors and other vendors (collectively, “Suppliers”) that have been approved in writing by Company, and have not thereafter been disapproved. From time to time or at Licensee’s request, Company will provide Licensee with a list of suppliers approved to supply Proprietary Products.
11.3  Licensee must use in the development and operation of the Restaurant only those brands, types and models of equipment, signs, fixtures and furnishings (collectively, “Equipment”) that meet Company’s standards and specifications. Licensee may purchase approved brands, types and models of Equipment that meet Company’s specifications only from Suppliers that have been approved by Company in writing, and have not thereafter been disapproved. From time to time or at Licensee’s request, Company will provide Licensee with a list of suppliers approved to supply Equipment.
11.4  Company may, in its sole discretion, designate certain Proprietary Products to be produced and/or prepared at the Restaurant. Company may, at any time, modify the list of these items.
11.5  Licensee must pay all Suppliers (and all other providers of services or products) according to agreed-upon terms of payment, so as not to impair the reputation of Company, other licensees or otherwise impair the Marks.
11.6  All advertising and promotional materials, signs, decorations, paper goods (including disposable food containers, napkins, menus and all forms and stationery used in the Licensed Business), and other items that may be designated by Company to bear the Marks, must be used in the form, color, location and manner prescribed by Company. All such items must be submitted to Company for approval, and must meet Company’s specifications regarding design, materials and manufacture.
11.7  Company may offer Licensee the opportunity to participate in the testing and development of new menu items that may be developed or conceived by Company. If Licensee agrees to participate in such testing and development, Licensee understands and agrees that Licensee may be required to purchase new Products and/or Equipment.

12.        ADVERTISING
The parties recognize the value of advertising and standardized advertising programs to the goodwill and public image of the Marks. Accordingly, the parties agree as follows:
12.1  LOCAL ADVERTISING AND PROMOTION
12.1.1  All local advertising and promotion by Licensee in any medium must be conducted in a dignified manner, and must conform to the standards and requirements of Company as set forth in writing by the Company. Licensee must not use any advertising and promotional plans and materials that have not been prepared, or previously approved in writing, by Company within the previous twelve (12) months. If Licensee wants to use any other plans or materials, Licensee must submit such plans and materials to Company and obtain written confirmation that the Company has received them. Company must approve or disapprove such plans and materials within fifteen (15) days after Company receives them. If the plans or materials are not disapproved within fifteen (15) days, they are deemed approved. Licensee must not use plans or materials unless and until Company approves them, and Licensee must promptly discontinue use of any advertising or promotional plans or materials upon notice from Company. Any and all costs associated with discontinuing the use of such plans and materials will be borne exclusively by Licensee.
12.1.2  Licensee agrees to spend a commercially reasonable amount of Gross Sales on local advertising.
12.2  MARKETING AND PROMOTION. Licensee will not be required to make a contribution to the Southern Hospitality BBQ Marketing Fund (“Marketing Fund”), however, if Licensee requests and receives any marketing-related services and/or materials from or through the Company, Licensee hereby agrees to reimburse the Company for the reasonable costs associated with providing those services and/or materials.
13.         ACCOUNTING AND RECORDS SYSTEMS
13.1  With respect to the operation and financial condition of the Restaurant, Licensee must provide Company with daily sales reports and other reports requested from time to time. Licensee must also permit Company to remotely monitor Licensee’s point of sale system.
13.2  Licensee must prepare financial reporting materials in the form upon which the parties agree, and submit those materials to Company, as follows:

13.2.1  If requested by Company, Licensee shall provide Company with an annual statement of Gross Sales within ninety (90) days after the end of Licensee’s fiscal year. Licensee’s fiscal year ends on the last Friday in August. Licensee must submit by fax, mail or such other means as Company specifies a statement of Licensee’s Gross Sales for Licensee’s fiscal year.
13.3  Company or its designated agents may at any time enter and inspect Licensee’s place of business, and examine and copy, at Company’s expense Licensee’s official records related to Gross Sales. Company may also, at any time, have an audit made of Licensee’s Records of Gross Sales, and/or systems used to record those Gross Sales. If an inspection or audit reveals that any payments have been understated in any report to Company, then Licensee must pay to Company upon demand the amount understated, in addition to interest from the date such amount was due until paid, at the rate of eighteen percent (18%) per annum, or the maximum rate permitted by law, whichever is less. If an inspection or audit discloses an understatement in any report of two percent (2%) or more of Licensee’s Gross Sales for the audited period, Licensee must, in addition, reimburse Company for any and all costs and expenses connected with the inspection and audit, including, without limitation, travel, lodging and wage expenses, and reasonable accounting and reasonable legal costs. The foregoing remedies are in addition to any other remedies Company may have.
14.        PERSONNEL OF THE LICENSED RESTAURANT
14.1  Licensee must employ at all times at least one (1) General Manager at the Restaurant. Such General Manager shall have previous restaurant experience and meet such other criteria as Company reasonably requires as set forth in writing from time to time. The General Manager must dedicate his/her full efforts toward running the Restaurant. Company shall have the right to request the resume of potential General Manager candidates and other applicable background information.
14.2  Licensee must employ at all times a competent, conscientious, trained staff. Licensee must take all necessary steps to ensure that all of its employees preserve good customer relations and comply with any dress code of the System, as agreed upon by Company and Licensee.

15.        COMPLIANCE WITH LAWS AND HEALTH STANDARDS
15.1  Licensee must meet and maintain the highest health standards and ratings applicable to the operation of the Restaurant. Upon request and within ten (10) business days, Licensee must furnish to Company a copy of the most recent inspection report and/or warning, citation, certificate or rating applicable to the health or safety standards in the operation of the Restaurant.
15.2  Licensee must maintain the Restaurant in a high degree of sanitation, repair and condition. Subject to the reasonable requirements and timeframes of the Client, Licensee must make such additions, alterations, repairs and replacements at the Restaurant that Company deems necessary for that purpose. All such work must be completed within a reasonable time, as agreed upon by the parties. Such work may include, without limitation, periodic repainting, replacement of furnishings, equipment, décor, and obsolete signs, and repair of any damages to tables, countertops, floors, columns or other furnishings or fixtures visible to the customer.
15.3  Licensee must at all times, at its own expense, ensure the Restaurant conforms to and complies with all federal, state and local laws, ordinances and regulations, and payment card industry standards now in force or that are hereafter enacted affecting the operation of the Licensed Business. Company acknowledges that since the Client controls the Facility, Licensee cannot certify that the Facility or the Restaurant meet the requirements of the Americans with Disability Act (“ADA”) and any similar state law. If Company requests, Licensee shall use commercially reasonable efforts to acquire evidence of ADA compliance from its Client. It, however, shall not be a breach of this Agreement if Licensee is unable to acquire such evidence from the Client.
16.         INSPECTIONS OF THE RESTAURANT
16.1  Licensee must permit Company or its agents, at any reasonable time, to remove samples of food or non‑food items from Licensee’s inventory, or from the Restaurant, without payment therefor, in amounts reasonably necessary for testing by Company to determine whether said samples meet Company’s then‑current standards and specifications.
16.2  Licensee must allow Company and its agents to enter upon the Restaurant premises at any time for the purpose of conducting inspections and audits. Licensee must cooperate with Company’s representatives in such inspections and audits by rendering such assistance as they may reasonably request. Upon notice from Company or its agents, and without limiting Company’s other rights under this Agreement, Licensee must take such steps as necessary to immediately correct any deficiencies detected during any such inspection. If Licensee fails to correct such deficiencies within a reasonable time, as determined by Company, Company may correct such deficiencies. Licensee must reimburse Company for its reasonable expenses for doing so, payable by Licensee immediately upon demand.

16.3  Licensee acknowledges and agrees that it must adhere to all mandatory specifications, standards and operating and inspection procedures prescribed from time to time by Company. Licensee’s failure to adhere to such mandatory specifications, standards, operating procedures and inspection procedures, or to pass Company’s quality control inspections, constitutes grounds for termination of this Agreement.
17.       OWNERSHIP AND USE OF MARKS
17.1  Licensee understands and acknowledges that Company owns the Marks, that Licensee has no interest whatsoever in or to the Marks, and that Licensee’s right to use the Marks is derived solely from this Agreement, and is limited by the terms of this Agreement and all applicable specifications, standards and operating procedures prescribed by Company from time to time. Any unauthorized use of the Marks by Licensee will constitute an infringement of the rights of Company in and to the Marks.
17.2  Licensee agrees that any goodwill established by Licensee’s use of the Marks will inure to the exclusive benefit of Company, and Licensee acknowledges that this Agreement does not confer upon Licensee any goodwill or interests in the Marks.
17.3  Licensee must not, during the term of this Agreement or after its termination or expiration, contest the validity or ownership of any of the Marks or assist any other person in contesting the validity or ownership of any of the Marks.
17.4  All provisions of this Agreement applicable to the Marks will apply to any additional trademarks, service marks, logo forms and commercial symbols that Company hereafter authorizes Licensee to use in connection with the Licensed Business.
17.5  Licensee agrees to use the Marks as the sole identification of the Restaurant; however, Licensee must identify itself as the independent owner at the Restaurant in the manner prescribed by Company. Licensee agrees to display the Marks prominently and in the manner prescribed by Company on signs, menus and forms. Further, Licensee agrees to give such notices of trademark and service mark registrations and copyrights as Company specifies, and to obtain such fictitious or assumed name registrations as may be required under applicable law.

17.5.1  Licensee agrees to identify itself as the independent owner at the Restaurant during the course of business-to-business activities, though such identification is not intended to be made to consumers or the general public.
17.6  Licensee may not use any Mark as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form. Licensee may not use any Marks in connection with any business or activity other than the Licensed Business or in any manner not explicitly authorized in writing by Company. Licensee may not establish a website or domain name that in any way uses or incorporates a Mark, or links to Company’s website, without the prior written consent of Company.
17.7  Failure to strictly comply with any and all provisions regarding use of the Marks in this Section 17 will be a breach of this Agreement and will be grounds for termination of this Agreement without the opportunity to cure, as more fully set forth in Section 23.
17.8  If Company determines, in its sole discretion, that it is advisable for Company and/or Licensee to modify or discontinue use of any Mark, or use one or more additional or substitute trademarks or service marks, Licensee agrees to comply with Company directives regarding the use of such Marks within a reasonable time as established by Company. The sole liability and obligation of Company in any such event will be to reimburse Licensee for the out‑of‑pocket costs of complying with this obligation.
17.9  Licensee must immediately notify Company in writing if Licensee becomes aware of any apparent infringement or imitation of any Mark, any challenge to Licensee’s use of any Mark, any claim by any person of any rights in any Mark, or existence of any similar trade name, trademark or service mark. Licensee may not communicate with any person, other than Licensee’s counsel and Company and its counsel, in connection with any infringement, challenge or claim, except as otherwise required by law. Company has the exclusive right to control any litigation, U.S. Patent and Trademark Office proceeding or other legal or administrative proceeding relating to any Mark, and sole discretion to take such action as it deems appropriate.

17.10  Company agrees to indemnify Licensee against, and to reimburse Licensee for, all damages for which he is held liable in any proceeding in which Licensee’s use of any Mark pursuant to and in compliance with this Agreement is held to constitute trademark infringement, unfair competition or dilution, and for all costs reasonably incurred by Licensee in the defense of any such claim brought against it or in any such proceeding in which it is named as a party, provided that Licensee has timely notified Company of such claim or proceeding, has otherwise complied with this Agreement, and has tendered complete control of the defense of such to Company. If Company defends such claim, Company will have no obligation to indemnify or reimburse Licensee with respect to any fees or disbursements of any attorney retained by Licensee.
17.11  All promotional materials, advertising materials, discoveries, inventions, ideas, business methods or improvements (whether or not patentable or capable of being copyrighted) relating to the Marks, whether created by Licensee, Licensee’s owners (if Licensee is not an individual) or their agents and independent contractors, must be promptly disclosed by Licensee to Company, and will be Company’s sole and exclusive property and, if applicable, will be deemed to be works made-for-hire for Company. Licensee and its owners (if applicable) will sign, and cause their agents and independent contractors to sign, whatever assignment or other documents Company requests to evidence Company’s ownership and to assist Company in obtaining copyright registrations or patent rights. Licensee and its owners (if applicable) will use such items solely in connection with activities permitted under this Agreement, and will not use any substantially similar material for any purpose during or after the term of this Agreement.
18.         CASUALTY LOSSES
If the Restaurant premises are damaged or destroyed by fire or other casualty, Licensee must repair or reconstruct the premises in accordance with Company’s then-current design standards. Such repair or reconstruction must be completed within a reasonable time in light of the circumstances. If the repairs or reconstruction cannot be completed within ninety (90) days after the casualty loss, then Licensee will have thirty (30) days after such event in which to apply for Company’s approval to relocate the Restaurant or for additional time to reconstruct the premises. Such approval will not be unreasonably withheld, but may be conditioned upon the payment of an agreed-upon minimum royalty while the restaurant is not in operation.

19.        INSURANCE
During the term of this Agreement, each party must obtain and maintain in full force and effect, at his own expense, such insurance coverages as provided below. Within ten (10) days after the Effective Date of this Agreement, Licensee must furnish to Company Certificates of Insurance showing that Licensee’s insurance coverages are in effect. Renewal Certificates of Insurance must be delivered to Company within thirty (30) days of the expiration date of all policies. Requirements as of the Effective Date hereof are:
19.1  Commercial General Liability insurance, including Products Liability coverage, and Broad Form Contractual Liability coverage, including liquor liability coverage (if applicable), written on a “per occurrence” policy form in an amount of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence and aggregate. Such insurance must contain contractual liability coverage for liabilities assumed by the insured under a written contract.
19.2  Business automobile liability insurance, including owned, leased, non-owned and hired automobile coverage with a limit of not less than One Million Dollars ($1,000,000) per accident.
19.3  Workers’ Compensation insurance as required by law and Employer’s Liability insurance with a limit of not less than One Million Dollars ($1,000,000).
19.4  “All Risk” property insurance covering: (a) the furniture, fixtures, equipment, inventory and other tangible property that Licensee owns in the Restaurant and (b) Business Interruption/ Business Income insurance (at least one (1) year of actual loss sustained), including Extra Expense insurance, so as to re-establish normal business operations.
19.5  All insurance policies required under this Agreement: (a) must be primary and non-contributory; (b) must be issued by an insurance company(ies) with a rating of not less than “A-VII” in the current Best Insurance Rating Guide or approved by the other party; and (c) must name the other party and its Affiliates as “additional insureds” (or its equivalent), except workers’ compensation insurance and employers’ liability.
20.         CONFIDENTIAL INFORMATION
Unless otherwise mutually agreed between Company and Licensee, Company and Licensee each agree to preserve the confidentiality of any sensitive business information provided by the other and shall abide by the terms of the mutual confidentiality agreement attached hereto as Exhibit E and incorporated by reference herein.

21.         TRANSFER OF INTEREST
21.1TRANSFER BY COMPANY. Company may transfer or assign this Agreement and all or any part of its rights or obligations herein to any person or legally formed entity. Any such assignment will inure to the benefit of any assignee or other legal successor to the interest of Company. Notwithstanding the foregoing, if Company transfers or assigns its rights or obligations under this Agreement, the assignee or transferee shall agree in writing that it will fulfill Company’s obligations to Licensee under this Agreement.
21.2  TRANSFER BY LICENSEE
21.2.1  Licensee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Licensee (or if Licensee is a legally formed entity, Licensee’s shareholders, partners or members), and that Company has granted this license in reliance on Licensee’s business skill, financial capacity and personal character. Accordingly, Licensee may not sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber to a third party (hereinafter “Transfer”) any interest in Licensee, this Agreement or the Licensed Business, or permit such a Transfer, without the prior written consent of Company. Any purported Transfer, by operation of law or otherwise, not having the written consent of Company required by this Section 21 will be null and void, and will constitute a material breach of this Agreement. Furthermore, Licensee may not retain or otherwise contract with any entity that is not a party to this Agreement to provide management or administrative services for the Restaurant unless such entity is either an employee of Licensee or has been approved in writing by Company. Company may condition such approval on the receipt of a non-disclosure covenant from the third party.
21.2.2  Company may require any or all of the following as conditions of its approval of a transfer from Licensee to a third party:
21.2.2.1  All of the accrued monetary obligations and all other outstanding obligations of Licensee to Company and its Affiliates must have been satisfied.
21.2.2.2  Licensee must not be in material default of any provision of this Agreement, or any other agreement with Company or its Affiliates.

21.2.2.3  At the time of Transfer, the parties may sign a general release, in a form that is mutually satisfactory, releasing each other any and all claims against each other and their Affiliates, including officers, directors, shareholders and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state and local laws, rules and ordinances, and unknown claims.
21.2.2.4  The third-party transferee must enter into a written assumption agreement in a form satisfactory to Company, assuming and agreeing to discharge all of Licensee’s obligations under this Agreement and such ancillary agreements as Company may require. Alternately, and at Company’s option, the transferee must sign (and upon Company’s request, must cause all interested parties to sign) the standard form license agreement then in use for a term ending on the expiration date of this Agreement, and with such renewal term as may be provided by this Agreement, and such ancillary agreements as Company may require, including a Confidentiality Agreement. The terms of these agreements may not differ from the terms of this Agreement and will supersede this Agreement in all respects. The transferee will not be required to pay any initial license fee.
21.2.2.5  The third-party transferee and the proposed Principal Owners and their spouses, as applicable, must guarantee the performance of all obligations under this Agreement in writing, in a form satisfactory to Company.
21.2.2.6  The third-party transferee must demonstrate to Company’s satisfaction that it meets Company’s then-existing financial, educational, managerial and business standards. This includes possessing a good moral character, business reputation and credit rating, having the aptitude and ability to conduct the Licensed Business (as may be evidenced by prior related business experience or otherwise), and having adequate financial resources and capital to operate the business.
21.2.2.7  The third-party transferee or Licensee, at its expense, must upgrade the Restaurant to conform to the then-current standards and specifications of System restaurants, and must complete the upgrading and other requirements within the time specified by Company.
21.2.2.8  Licensee must remain liable for all of the obligations to Company in connection with the Licensed Business prior to the effective date of the transfer, and must sign any and all instruments reasonably requested by Company to evidence such liability.

21.2.2.9  At the transferee’s expense, the third-party transferee and (at Company’s request) third-party transferee’s personnel, must satisfactorily complete the training requirements set forth in Section 7, and must complete any training programs then in effect for licensees upon such terms and conditions as Company may reasonably require.
21.2.2.10  Except in the case of a Transfer to a corporation, limited liability company or partnership formed for the convenience of ownership, or Transfers among existing shareholders, Licensee (or third-party transferee) must pay a transfer fee equal to the lesser of five thousand dollars ($5,000.00) or Company’s actual out-of-pocket costs and expenses associated with reviewing the application to transfer, including, without limitation, legal and accounting fees.
21.2.2.11  Licensee and third-party transferee must agree that any note issued by the third-party transferee to Licensee in connection with the purchase of the Restaurant will be subordinate to third-party transferee’s obligations to pay royalties or any other amounts due Company or its Affiliates;
21.2.2.12  Licensee and third-party transferee must acknowledge in writing that Company’s approval of the proposed Transfer does not constitute a representation, guaranty or warranty, express or implied, of the suitability of the terms of the proposed Transfer or the successful operation of any Restaurant; however, Company may withhold consent to a transfer if it believes the terms and conditions of the proposed transfer would adversely affect the possibility of success of the business in light of the conditions under which it is to be purchased.
21.2.3  Licensee must not grant to a third party a security interest in the Licensed Business or in any of its assets unless the secured party agrees that if Licensee defaults under any documents related to the security interest, Company will have the right to prior notice and the option to be substituted as obligor to the secured party and to cure any default of third-party transferee.
21.2.4  Licensee acknowledges and agrees that each of the foregoing conditions is necessary to assure third-party transferee’s full performance of the obligations under this Agreement.
21.2.5  Company’s consent to a transfer of any interest in Licensee, this Agreement or the Licensed Business will not constitute a waiver of any claims it may have against the Licensee or the third-party transferring party, nor will it be deemed a waiver of Company’s right to demand exact compliance with any of the terms of this Agreement by the third-party transferee.

21.2.6  Company’s agrees that, upon thirty (30) days written notice, Licensee shall be permitted to transfer or assign this Agreement or the Licensed Business and all of its obligations to its parents or Affiliates without (a) the approval of Licensor, (b) payment of any associated fees, (c) having to enter into another agreement, and (d) having undergo training, provided that the transferee or assignee employs Licensee’s Key Operator(s).
22.         COMPANY’S RIGHT OF FIRST REFUSAL
22.1  Any party holding any interest in Licensee or in this license, and who desires to accept any bona fide offer from a third party to purchase all or part of such interest (hereinafter referred to as “Seller”), must notify Company in writing of each such offer forty-five (45) days before the proposed sale. Seller must provide such information and documentation relating to the proposed purchaser and the offer as Company may require. Company will have the right and option to purchase the Seller’s interest at Company’s sole discretion, at the price offered by the third party. Company will inform Seller of its intent to exercise the option within thirty (30) days after receipt of all of the information from Seller. If the proposed transaction includes assets of Licensee not related to the operation of the Licensed Business, Company may at its discretion exercise its option only with respect to the interest of the Licensed Business. In such event, an equitable purchase price will be allocated to each asset included in the proposed transaction. If Company elects to purchase the Seller’s interest, Company may require the purchase to close within thirty (30) days from the date of notice to the Seller of Company’s election to purchase.
22.2  Any material change in the terms of any offer prior to closing will constitute a new offer, and will be subject to Company’s right of first refusal as though it were an initial offer.
22.3  Failure of Company to exercise the option afforded by this Section 22 will not constitute a waiver of any other provision of this Agreement relating to proposed transfers, including any of the requirements of this Section 22.
22.4  If Company exercises its right of first refusal, the sale agreement must contain customary representations and warranties given by the Seller including, without limitation, representations and warranties as to ownership, condition of and title to stock and assets, liens and encumbrances relating to the stock and assets, validity of contracts and verification of financial statements.

23.        DEFAULT AND TERMINATION
23.1  IMMEDIATE TERMINATION. Licensee will be deemed to be in default under this Agreement, and all rights granted herein will immediately terminate automatically with respect to the particular Licensed Business and without notice to Licensee if any of the following events occur:
23.1.1  Licensee fails to open a Restaurant within twelve (12) months of the date of this Agreement.
23.1.2  Licensee makes a general assignment for the benefit of creditors;
23.1.3  Licensee commences a voluntary petition under bankruptcy, insolvency or any similar law; or an involuntary case under bankruptcy or insolvency or similar law is filed against Licensee and is either unopposed by Licensee or is not dismissed within thirty (30) days of filing; or an order or decree for relief under bankruptcy, insolvency or similar laws is entered regarding Licensee. Licensee expressly waives all rights under the provisions of the bankruptcy or other applicable laws and rules, and consents to the immediate termination of this Agreement as provided herein. Licensee agrees not to seek an order from any court, tribunal or agency in any jurisdiction relating to bankruptcy, insolvency, reorganization or any similar proceedings that would have the effect of staying or enjoining this provision.
23.1.4  A bill in equity or other proceeding for the appointment of a receiver of Licensee or other custodian for Licensee’s business or assets or real or personal property is filed by, consented to, or not opposed by Licensee;
23.1.5  Licensee becomes insolvent in that Licensee generally fails, or is generally unable, to pay its obligations as they become due in the regular course of business;
23.1.6If Licensee is a corporation, partnership or other legal entity and Licensee is dissolved or its existence otherwise terminated;
23.1.7  Licensee at any time ceases to operate the Licensed Business for a period of ten (10) consecutive days, or otherwise abandons the Licensed Business; it shall not, however, be deemed a breach of this Agreement if the Licensed Business is closed due to an emergency or force majeure event.

23.2  TERMINATION UPON NOTICE. Licensee will be deemed to be in default, and Company may, at its option, terminate this Agreement and all rights granted under this Agreement at a particular Licensed Business upon any of the following grounds. Termination will become effective immediately upon notice to Licensee.
23.2.1  The Company reasonably determines that a threat or danger to public health or safety is likely to result from the construction, maintenance or operation of the Restaurant.
23.2.2  Licensee is convicted of, or pleads no contest to, a felony, a crime involving moral turpitude, or any other crime or offense that Company reasonably believes likely to have an adverse effect on the Marks, the goodwill associated therewith, or Company’s interest therein.
23.2.3  Licensee discloses, makes any unauthorized duplicates of, or otherwise improperly divulges or uses the confidential information provided to Licensee by Company pursuant to this Agreement.
23.2.4  Licensee maintains false books or records, or submits any reports or information to Company that contains any materially inaccurate, incomplete or misleading statements, or omits any fact necessary in order to make the statements made not misleading.
23.2.5  Licensee makes any unauthorized use of the Marks as provided in this Agreement.
23.3  TERMINATION AFTER OPPORTUNITY TO CURE. Licensee will be deemed to be in default, and Company may, at its option, terminate this Agreement and all rights granted under this Agreement upon any of the following grounds. If the condition is susceptible of being cured, Licensee must correct the condition within the period specified below, or termination will be effective at the conclusion of the cure period.
23.3.1  Licensee fails to maintain and/or operate the Licensed Business in accordance with the standards and specifications, including, but not limited to, selling any product that Licensee knows or should know does not conform to Company’s specifications, or selling any product that is not approved by Company. Licensee will have five (5) days after receiving written notice to correct such condition.

23.3.2  Licensee loses the right to possession of the premises, Licensee will have fifteen (15) business days after receiving written notice to correct such condition.
23.3.3  Licensee or any partner or shareholder in Licensee purports to transfer any rights or obligations under this Agreement or any interest in Licensee to any third party in violation of this Agreement. Licensee will have five (5) days after receiving written notice to correct such condition.
23.3.4  Licensee denies Company’s right to inspect, examine or audit the Licensed Restaurant or the Licensee’s books. Licensee will have five (5) business days after receiving written notice to cure such condition.
23.3.5  Licensee fails to submit any report of Gross Sales and of product mix when required, or his submission is incorrect or incomplete. Licensee will have ten (10) days after receiving written notice to correct such condition.
23.3.6  Licensee fails to keep the business open and in normal operation for such hours and days as Licensee and Company determine. Licensee will have five (5) business days after receiving written notice to correct such condition.
23.3.7  Licensee fails to make any payment required under this Agreement. Licensee will have ten (10) days after receiving written notice to correct such condition.
23.3.8  Licensee fails to comply with any provision of this Agreement not specified in this Section 23. Licensee will have thirty (30) days after receiving written notice to correct such condition. If Licensee diligently begins to correct such condition but such correction cannot be achieved within the thirty-(30)-day period, Company shall grant Licensee an additional thirty (30) days to correct the condition.
23.4  If any applicable law or rule requires greater prior notice of termination, the prior notice required by such law or rule will be substituted for the notice requirements specified above.

24.         OBLIGATIONS UPON TERMINATION OR EXPIRATION
Upon termination or expiration of this Agreement, all rights granted under this Agreement to Licensee will immediately terminate, and Licensee has the following obligations:
24.1  Licensee must immediately cease to operate the Licensed Business and must not thereafter, directly or indirectly, represent itself to the public as a present licensee of Company.
24.2  Licensee must immediately and permanently cease to use, in any manner whatsoever, the Mark and all other Marks and distinctive forms, slogans, signs, symbols and devices associated with the Southern Hospitality Brand.
24.3  Licensee must take all necessary action to cancel any assumed name or equivalent registration that contains any service mark or trademark of Company, and Licensee must furnish Company with evidence satisfactory to Company of compliance with this obligation within five (5) days after termination or expiration of this Agreement.
24.4  Licensee must promptly upon termination or expiration of this Agreement, make such modifications or alterations to the premises as may be necessary to distinguish the appearance of said premises from that of other restaurants under the Marks, and Licensee must make such specific changes to the premises as Company may reasonably request for that purpose.
24.5  If Licensee continues to operate, or subsequently begins to operate, any other business, it must not use any reproduction, counterfeit, copy or colorable imitation of the Marks, either in connection with such other business or the promotion thereof, that is likely to cause confusion, mistake or deception, or that is likely to dilute Company’s rights in and to the Marks. Licensee further agrees not to use any designation of origin or description or representation that falsely suggests or represents an association or connection with Company.
24.6  Licensee must promptly pay all sums owing to Company and its Affiliates. In the event of termination for any default of Licensee, such sums will include all damages, costs and expenses, including reasonable attorneys’ fees, incurred by Company as a result of the default.

24.7Licensee must pay to Company all damages, costs and expenses, including reasonable attorneys’ fees, incurred by Company after the termination or expiration of this Agreement in obtaining i  njunctive or other relief for the enforcement of any provisions of this Agreement, if applicable.
24.8  Licensee must promptly deliver to Company all records and documents containing confidential information relating to proprietary practices exclusive to operating a Southern Hospitality fast casual store or stores.
24.9  Company has the option, to be exercised within thirty (30) days after termination, to purchase from Licensee any or all of the furnishings, signs, fixtures, supplies or inventory that Licensee owns relating to the operation of the Licensed Business, at their fair market value. “Fair market value” will be determined by taking into account the termination or expiration of the license granted under this Agreement and will not include any factor or increment for any trademarks, service marks or other commercial symbols used in connection with the operation of the Restaurant or any goodwill or “going concern” value for the Restaurant. If the parties cannot agree on a fair market value within a reasonable time, the parties will designate an independent appraiser whose determination will be binding. If Company elects to exercise the option provided in this Section 24, it may set off all amounts due from Licensee, and the cost of the appraisal, if any, against any payment to be made by Company.
24.10  All obligations of Company and Licensee that expressly or by their nature survive or are intended to survive the expiration, termination or assignment of this Agreement, including but not limited to provisions in Section 21 will continue in full force and effect after and notwithstanding its expiration or termination or assignment, until those obligations are satisfied in full or by their nature expire.
25.        COVENANTS AND RESTRICTIONS ON OTHER BUSINESS INTERESTS
Company and Licensee agree that if, after the initial five stores agreed to in this agreement, Company restricts Licensee from further developing additional units of Southern Hospitality fast casual restaurants, Licensee may develop a competitive, fast casual BBQ concept, however such new concept may not operate within 10,000 feet of a Southern Hospitality branded fast casual concept. Furthermore, should Company change the remuneration structure of additional Southern Hospitality fast casual stores granted to Licensee, Licensee may opt out of future development and pursue a competitive, fast casual BBQ concept. Such competitive concept must be aesthetically differentiated from Southern Hospitality, meaning the combination of distressed barn wood, brick, rusted neon signs and Marks to be present in Southern Hospitality fast casual stores.

26.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION
26.1  It is understood and agreed by the parties that this Agreement does not create a fiduciary relationship between them, and that Company and Licensee are independent contractors. Nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.
26.2  During the term of this Agreement, Licensee must hold itself out in business-to-business dealings as an independent contractor operating the business pursuant to a license from Company. Licensee agrees to take such actions as may be necessary to do so. This section is not intended to create a distinction between Company owned stores and Licensee owned stores to the general public.
26.3  Nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other’s behalf, or to incur any debt or other obligation in the other party’s name.
26.4  Licensee shall defend, indemnify and hold harmless Company and its Affiliates and their agents from all third party claims, demands, losses, obligations, costs, attorneys’ fees, expenses, liabilities, debts or damages (“Claims”) resulting from its negligent acts or willful misconduct in performance under this Agreement. If such Claims are asserted against Company or its Affiliates or their agents, Company will notify Licensee, and Licensee will assume the defense of such claims pursuant to its indemnification obligations set forth in this Section. If Licensee fails to assume the defense, then Company may defend in such manner as it deems appropriate. If there is a finding of fault on behalf of Licensee, Licensee must reimburse Company for all costs, including reasonable attorneys’ fees, and the reasonable value of time spent by corporate counsel, incurred by Company or its Affiliates in effecting such defense, in addition to any sum that Company or its Affiliates may incur by reason of any settlement or judgment.

27.  MISCELLANEOUS PROVISIONS
27.1  APPROVALS AND WAIVERS
27.1.1  Whenever this Agreement requires the prior approval or consent of Company, Licensee must make a timely written request to Company for such approval or consent. All such approvals or consents must be obtained in writing.
27.1.2  Company makes no warranties or guarantees upon which Licensee may rely in connection with this Agreement.
27.1.3  No delay, omission or forbearance on the part of Company to exercise any right, option, duty or power constitutes a waiver by Company to enforce any such right, option, duty or power as against Licensee; nor does any such delay, omission, or forbearance constitute a waiver of any subsequent breach or default by Licensee. Company’s acceptance of any payments due to it under this Agreement will not be deemed to be a waiver by Company of any preceding breach by Licensee of any terms, provisions, covenants or conditions of this Agreement.
27.2  FORCE MAJEURE
Neither Company nor Licensee will be deemed to be in breach of this Agreement, or be liable for loss or damage if it fails to perform its obligations due to: (1) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, or municipal government or any department or agency thereof; (2) acts of God; (3) acts or omissions of the other party; (4) fires, strikes, embargoes, war, terrorism or riot; or (5) any other similar event or cause which are force majeure in nature. Any delay resulting from any of said causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.
27.3  APPLICATION OF PAYMENTS
Notwithstanding any designation by the Licensee, Company may in its discretion apply any payments made by Licensee to any of Licensee’s past indebtedness relating to royalties, the advertising fund, purchases, loans, interest or any other indebtedness to Company.

27.4  NOTICES
Any and all notices required or permitted under this Agreement must be made in writing, and must be personally delivered or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:
Notices to Company:	Southern Hospitality BBQ

Attention:

With a copy to:	Davis Wright Tremaine LLP
1300 SW Fifth Avenue, Suite 2400 Portland, OR 97201 Attention: J. Riley Lagesen

Notices to Licensee:	Bourbon Brothers Holding Corp.

Attention:

With a copy to:	Burns, Figa and Will, P.C.

Attention:

Any notice by certified or registered mail will be deemed to have been given at the earlier of the (i) date and time of receipt, or (ii) first refusal.
27.5  ENTIRE AGREEMENT
The Recitals and Exhibits attached to this Agreement are hereby incorporated into and made part of this Agreement. This Agreement constitutes the entire, full and complete agreement between Company and Licensee concerning the license identified on Exhibit A, and supersedes any prior negotiations, understandings, representations or agreements relating to that License.

27.6  MODIFICATION
No amendment, change or variance from this Agreement will be binding on either party unless mutually agreed to by the parties, and signed by their authorized officers or agents in writing.
27.7  SEVERABILITY AND CONSTRUCTION
27.7.1  Except as expressly provided to the contrary in this Agreement, each portion, section, part, term and/or provision of this Agreement is severable. If, for any reason a court or agency having valid jurisdiction, determines any section, part, term or provision of this Agreement is invalid and contrary to, or in conflict with, any existing or future law or regulation, that decision will not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms or provisions of this Agreement that remain intelligible. The latter will continue to be given full force and effect and bind the parties, and the invalid portions, sections, parts, terms or provisions will be deemed not to be a part of this Agreement.
27.7.2  Except as expressly provided to the contrary in this Agreement, nothing in this Agreement is intended, nor will be deemed, to confer upon any person or legal entity other than Licensee, Company, Company’s officers, directors and employees, and such successors and assigns as may be contemplated by this Agreement any rights or remedies under or by reason of this Agreement.
27.7.3  All captions in this Agreement are intended solely for the convenience of the parties, and none will be deemed to affect the meaning or construction of any provision hereof.
27.7.4  All references herein to the masculine, neuter or singular will be construed to include the masculine, feminine, neuter or plural, where applicable; and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Licensee will be deemed jointly and severally undertaken by all those executing this Agreement on behalf of Licensee.

27.8  DISPUTE RESOLUTION
27.8.1  AGREEMENT TO MEDIATE DISPUTES. Except as otherwise provided in this Agreement, neither party to this Agreement shall bring an action or proceeding to enforce or interpret any provision of this Agreement, or seeking any legal remedy based upon the relationship created by this Agreement or an alleged breach of this Agreement, until the dispute has been submitted to mediation conducted in accordance with the procedures stated in this Agreement.
27.8.1.1  The mediation shall be conducted pursuant to the rules of the National Franchise Mediation Program, a dispute resolution program for franchising administered under the auspices of the CPR Institute for Dispute Resolution (the “Mediation Service”). Either party may initiate the mediation (the “Initiating Party”) by notifying the Mediation Service in writing, with a copy to the other party (the “Responding Party”). The notice shall describe with specificity the nature of the dispute and the Initiating Party’s claim for relief. Thereupon, both parties will be obligated to engage in the mediation, which shall be conducted in accordance with the Mediation Service’s then-current rules, except to the extent the rules conflict with this Agreement, in which case this Agreement shall control.
27.8.1.2  The mediator must be either a practicing attorney with experience in business format franchising or a retired judge.
27.8.1.3  Except as otherwise provided in this Agreement: (i) the fees and expenses of the Mediation Service, including (without limitation) the mediator’s fee and expenses, shall be shared equally by the parties, and (ii) each party shall bear its own attorney’s fees and other costs incurred in connection with the mediation irrespective of the outcome of the mediation or the mediator’s evaluation of each party’s case.
27.8.1.4  The mediation conference shall begin as soon as possible with the goal of beginning the mediation within thirty (30) days after selection of the mediator. Regardless of whether Company or Licensee is the Initiating Party, the mediation shall be conducted at Company’s home office, unless the parties agree upon a mutually acceptable alternative location.
27.8.1.5  The parties shall participate in good faith in the entire mediation, including the mediation conference, with the intention of resolving the dispute, if at all possible. The parties shall each send at least one representative to the mediation conference who has authority to enter into a binding contract on that party’s behalf and on behalf of all principals of that party who are required by the terms of the parties’ settlement to be personally bound by it. The parties recognize and agree, however, that the mediator’s recommendations and decision shall not be binding on the parties.

27.8.1.6  If one party breaches this Agreement by refusing to participate in the mediation or not complying with the requirements for conducting the mediation, the non-breaching party may immediately file suit and take such other action to enforce its rights as permitted by law and the breaching party shall be obligated to pay: (i) the mediator’s fees and costs, (ii) the non-breaching party’s reasonable attorneys’ fees and costs incurred in connection with the mediation, and (iii) to the extent permitted by law, the non-breaching party’s reasonable attorneys’ fees and costs incurred in any suit arising out of the same dispute, regardless of whether the non-breaching party is the prevailing party. Additionally, in connection with (iii), the breaching party shall forfeit any right to recover its attorneys’ fees and costs should it prevail in the suit. The parties agree that the foregoing conditions are necessary in order to encourage meaningful mediation as a means for efficiently resolving any disputes that may arise.
27.8.2  EXCEPTIONS TO DUTY TO MEDIATE DISPUTE. The obligation to mediate shall not apply to any disputes, controversies or claims (i) where the monetary relief sought is under $10,000; (ii) in which a party seeks or applies for any kind of Provisional Remedies; or (iii) in which Company or the holder of rights under any lease or sublease seeks to enforce rights of unlawful detainer or similar remedies available to a landlord or for the enforcement of Company’s other rights under any Addendum to Lease with Debtor. The party that is awarded Provisional Remedies shall not be required to post bond or comparable security. Once Provisional Remedies are obtained, the parties agree to submit the dispute to, or continue, the mediation or action in accordance with this Agreement.
27.8.3  JUDICIAL RELIEF.
27.8.3.1  The parties agree that (i) all disputes arising out of or relating to this Agreement which are not resolved by negotiation or mediation, and (ii) all claims which this Agreement expressly excludes from mediation, shall be brought in the Supreme Court of New York located closest to Company’s home office, unless the subject matter of the dispute arises exclusively under federal law, in which event the dispute shall be submitted to the United States District Court located closest to Company’s home office. As of the date of this Agreement, the parties acknowledge that the Supreme Court of New York, and the United States District Court of the Southern District of New York are, respectively, the state and federal courts that are located closest to Company’s home office; however, the parties further acknowledge that Company may relocate its home office in its sole discretion at any time without notice to the undersigned party. The parties agree to submit to the jurisdiction of the courts mutually selected by them pursuant to this Section and mutually acknowledge that selecting a forum in which to resolve disputes arising between them is important to promote stability in their relationship.

27.8.3.2  To the fullest extent that it may effectively do so under Applicable Laws, Licensee waives the defense of an inconvenient forum to the maintenance of an action in the courts identified in this Section and agrees not to commence any action of any kind against Company, Company’s Affiliates and their respective officers, directors, shareholders, LLC managers and members, employees and agents or property arising out of or relating to this Agreement except in the courts identified in this Section.
27.8.4  WAIVER OF JURY TRIAL. COMPANY AND LICENSEE EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER COMPANY OR LICENSEE ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE USE OF THE MARKS, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW.
27.8.5  CHOICE OF LAW. Except as otherwise provided in this Agreement with respect to the possible application of Local Laws, the parties agree that New York law shall govern the construction, interpretation, validity and enforcement of this Agreement and shall be applied in any mediation or judicial proceeding to resolve all disputes between them, except to the extent the subject matter of the dispute arises exclusively under federal law, in which event the federal law shall govern.
27.8.6  LIMITATIONS PERIOD. To the extent permitted by Applicable Laws, any legal action of any kind arising out of or relating to this Agreement or its breach, including without limitation, any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, must be commenced by no later than one year after the act, event, occurrence or transaction which constituted or gave rise to the alleged violation or liability; provided, however, the applicable limitations period shall be tolled during the course of any mediation which is initiated before the last day of the limitations period with the tolling beginning on the date that the Responding Party receives the Initiating Party’s demand for mediation and continuing until the date the mediation is concluded.

27.8.7  PUNITIVE OR EXEMPLARY DAMAGES. Company and Licensee, on behalf of themselves and their respective Affiliates, directors, officers, shareholders, members, managers, guarantors employees and agents, as applicable, each hereby waive to the fullest extent permitted by law, any right to, or claim for, punitive or exemplary damages against the other and agree that, in the event of a dispute between them, each is limited to recovering only the actual damages proven to have been sustained by it.
27.8.8  ATTORNEY’S FEES. Except as expressly provided in this Agreement, in any action or proceeding brought to enforce any provision of this Agreement or arising out of or in connection with the relationship of the parties hereunder, the prevailing party shall be entitled to recover against the other its reasonable attorneys’ fees and court costs in addition to any other relief awarded by the court. As used in this Agreement, the “prevailing party” is the party who recovers greater relief in the action.
27.8.9  WAIVER OF COLLATERAL ESTOPPEL. The parties agree they should each be able to settle, mediate, litigate or compromise disputes in which they may be, or become, involved with third parties without having the dispute affect their rights and obligations to each other under this Agreement. Company and Licensee therefore each agree that a decision of an arbitrator or judge in any proceeding or action in which either Company or Licensee, but not both of them, is a party shall not prevent the party to the proceeding or action from making the same or similar arguments, or taking the same or similar positions, in any proceeding or action between Company and Licensee. Company and Licensee therefore waive the right to assert that principles of collateral estoppel prevent either of them from raising any claim or defense in an action or proceeding between them even if they lost a similar claim or defense in another action or proceeding with a third party
27.8.10  PERSONAL GUARANTY. J.W Roth, Gary Tedder, and any individual who owns 25% or more of Licensee shall furnish any financial information reasonably required by Company and execute Company’s form of personal guaranty in the form attached to this Agreement as Exhibit E.

28.        ACKNOWLEDGMENTS
28.1  Licensee’s initial investment, excluding any financing received from Company or an affiliate, and excluding the cost of unimproved land, totals at least One Million Dollars ($1,000,000).
28.2  Licensee is an existing Licensee of Company and Licensee and its principals are intimately acquainted with the business of Company.
28.3  Licensee acknowledges that it has conducted an independent investigation of the business licensed under this Agreement, and recognizes that the business venture contemplated by this Agreement involves business risks, and that its success will be largely dependent upon the ability of Licensee as an independent businessperson.
28.4  Licensee acknowledges that it has read and understood this Agreement, the attachment(s) hereto and agreements relating hereto, if any, and that Licensee has had ample time and opportunity to consult with advisors of Licensee’s own choosing about the potential benefits and risks of entering into this Agreement.
28.5  Licensee acknowledges that it has not received or relied upon, any representation, guaranty, or warranty express or implied, as to the sales volume, income, earnings, expenses, revenues, profits or success of Southern Hospitality BBQ Restaurants or the business venture contemplated by this Agreement.
28.6  Licensee acknowledges and agrees that Company’s officers, directors, employees and agents act only in a representative, and not in a personal, capacity in connection with any of their dealings with Licensee.
28.7  This License Agreement may be signed in one or more counterparts, all of which when taken together constitute one original document.
28.8  Neither party will use the other party’s (or Client’s) name, trademarks, or trade names whether registered or not, in any oral or written marketing-related communication to third parties, including publicity releases and advertising, or customer lists, without such party’s prior written consent.
[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed and delivered this Agreement on the day and year first above written.

COMPANY:

SH FRANCHISING & LICENSING, LLC

By:  /s/ Nelson Braff
Name:  Nelson Braff
Title:  Member

LICENSEE:

Southern Hospitality Licensee, LLC

By:  /s/ Mitchell Roth
Name:  Mitchell Roth
Title:  President

Exhibit A

LOCATION

The following is agreed upon as the Location in connection with the License Agreement for site #1 with an effective date of no later than 12/31/15.

Location address:

1000 South Colorado Blvd.
Glendale, CO   80246

The Protected Territory is the area within a       2        -mile radius of the Location.

COMPANY:

SH FRANCHISING & LICENSING, LLC

By: /s/ Nelson Braff
Name:  Nelson Braff
Title:  Member

LICENSEE:

Southern Hospitality Licensee, LLC

By:  /s/ Mitchell Roth
Name:  Mitchell Roth
Title:  President

Exhibit B

CURRENTLY AUTHORIZED
TRADEMARKS

Exhibit C

COMPANY’S PROPRIETARY PRODUCTS

Exhibit D

LICENSEE’S ACKNOWLEDGMENT

The license sale is for more than One Million Dollars ($1,000,000), excluding the cost of unimproved land and any financing received from the Company or an affiliate, and thus is exempted from the Federal Trade Commission’s Franchise Rule disclosure requirements pursuant to 16 CFR 436.8(a)(5)(i).
Date:  2/8/15

LICENSEE:

Southern Hospitality Licensee, LLC

By:  /s/ Mitchell Roth
Name:  Mitchell Roth
Title:  President

Exhibit E

MUTUAL CONFIDENTIALITY AGREEMENT